AMENDED AND RESTATED
INVESTMENT FACILITIES AND SERVICES AGREEMENT

This Amended and Restated Investment Facilities and Services Agreement (the “Agreement”) dated as of July 1, 2025 by and among Loews/CNA Holdings, Inc., a Delaware corporation ("Loews"), CNA Financial Corporation, a Delaware corporation ("CNA'') and each of the Participating Subsidiaries as defined below.

WITNESSETH:

WHEREAS, Loews has experience and expertise in providing investment facilities and services to assist affiliated companies;

WHEREAS, CNA and its insurance and other subsidiaries in the ordinary course of business have substantial investment portfolios (each a "Portfolio"), and have in the past, and wish to continue in the future, to avail themselves of the investment facilities and services of Loews in connection with the management and investment of their Portfolios while at all times maintaining absolute control over the management of their own business including, without limitation, full authority and control with respect to their Portfolios;
WHEREAS, Loews agrees to provide to CNA and its insurance and other subsidiaries investment facilities and services pursuant to this Agreement provided such subsidiary and Loews enter into an acknowledgement substantially in the form attached hereto us Attachment A, revised as necessary to meet applicable regulatory requirements (any such subsidiary being herein referred to as a "Participating Subsidiary" and CNA and the Participating Subsidiaries being herein jointly referred to as the "Companies" and individually as a "Company");

WHEREAS, Loews and CNA entered into the Investment Facilities and Services Agreement, dated as of January 1, 2006 (as amended on January 1, 2007, the “Original Agreement”);

WHEREAS, under the terms of the Participating Subsidiary's Acknowledgment to the Agreement, the Participating Subsidiaries are bound by any and all amendments to the Agreement;

WHEREAS, the parties wish to amend and restate the Original Agreement on the terms and conditions set forth herein

NOW, THEREFORE, the parties agree as follows:

Section 1. Investment Services and Facilities. Loews shall, in accordance with the rules and guidelines from time to time established by a Company with respect to its Portfolios, as set forth below, provide the following investment facilities and services:

(a)    Investment analysis and trade execution for each Portfolio, including Portfolio management, trading strategies, credit evaluation, and recommendations regarding, and evaluation and monitoring of the performance of, third party advisers.

(b)    Access to Loews's data sources and trading programs and facilities including, without limitation, office space, meeting rooms, data terminals and other resources.

(c)    In furtherance of the foregoing, the services of Loews's personnel and the personnel of its affiliates.

(d)    Other service incidental to the foregoing.

Section 2. Rules and Guidelines. Loews recognizes and agrees that each Company retains absolute control and decision making authority with respect to its assets, including its Portfolio. In furtherance thereof, the parties have implemented the following:

(a)    Access. Policies and procedures whereby each Company shall have access to all trade executions to monitor the performance by Loews of its obligations hereunder.

(b)    Compliance with Laws, etc. All transaction with respect to a Portfolio shall comply with all laws and regulations, including, without limitation, insurance regulatory requirements (if applicable), to which such Company is subject as from time to time in effect. In addition, each Company may from time to time establish guidelines and trading restrictions as to guidelines of investments, trading strategies, credit policies and such other matters as such Company may deem appropriate. Loews shall execute trading strategies in accordance with guidelines established from time to time by each Company with respect to its Portfolio.

(c)    Brokers and Counterparties. Loews may only engage in transactions with brokers, dealers and other counterparties approved by the applicable Company.

(d)    Custody. All assets in a Portfolio shall be held in the custody of a bank or trust company selected by the applicable Company and be held by such custodian solely for the account of the Company. At no time shall Loews have any right, title or interest in, or possession or custody over any assets in a Portfolio for any purpose whatsoever. The Company shall maintain the right to vote and give consents or waivers with respect to any securities in its Portfolio.

Section 3. Relations of the Parties.

(a)    Each party acknowledges that the services provided hereunder by Loews are intended to be administrative, technical or ministerial and not to set policy for CNA or any Company. Each Company shall continue to set policy independently through its own Board of Directors and officers.

(b)    In all activities under this Agreement, Loews shall be an independent contractor. Nothing in this Agreement shall be deemed to (i) make Loews the agent, joint venturer or partner of any Company, or (ii) create in either party the right or authority to incur any obligation on behalf of the other party or to bind such other party in any way whatsoever except as may be expressly provided for in this Agreement.

(c)    Neither party shall have any liability for any act or omission in connection with this Agreement other than repeating a service for the purpose of correcting an act or omission of an act where reasonable and appropriate under the circumstances. Neither party shall be liable to the other party, in respect of any act or omission in connection with this Agreement, for loss of profits, good will or any other general, direct, special or consequential damages of any kind. Except as expressly set forth in Sections 1 and 2, the parties make no representation or warranties with respect to the services to be provided under this Agreement.

Section 4. Fees, Costs and Expenses – Cost Basis Reimbursement. CNA, on behalf of each Company, shall pay directly or reimburse or shall cause to pay directly or reimburse Loews for all reasonable costs, expenses and disbursements incurred by Loews, supported by monthly statements, in providing services pursuant to this Agreement including, without limitation, personnel costs (compensation, benefits and payroll taxes), general overhead (rent, office services, maintenance, utilities, supplies), the cost of services provided by third parties and such other actual costs, expenses and disbursements reasonably incurred by Loews. CNA shall pay directly or shall cause such payment to be made to Loews within thirty (30) days of its receipt of each monthly statement from Loews. To the extent that such costs relate to services provided both to CNA or the Company and to affiliates of Loews other than CNA or the Company, such costs shall be fairly and equitably allocated among CNA or the Company and the other Loews affiliates in a manner consistent with past practices. CNA shall allocate to each Company and cause it to pay that portion of the amount due as stated in each billing statement in proportion to such company’s relative share of the total invested assets as to which Loews is providing services under this Agreement. Notwithstanding anything to the contrary herein, in no event shall any Participating Subsidiary be required to advance any funds to Loews except to pay for services provided by Loews pursuant to this Agreement.

Section 5. Notices. All notices. consents and other communications hereunder shall be in writing and shall be deemed given hereunder when sent by certified mail, return receipt requested, delivered by hand or express delivery to a party at the following addresses, or at any other address as any party may from time to time specify by notice to the other:

If to Loews:     Loews Corporation
9 West 57th St.
New York, New York 10019
Attention: Corporate Secretary

If to any Company:     CNA Financial Corporation
151 N. Franklin St.
Chicago, Illinois 60606
Attention: Corporate Secretary

Section 6. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. This Agreement may be terminated by any party, including any Participating Subsidiary (with respect to itself only), at any time on not less than sixty (60) days’ prior written notice to the other parties, with such required notice applicable in the case of termination with or without cause. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof. No party may assign any of its rights or obligations under this Agreement without the express written consent of the of the other.

This Agreement may be executed in counterparts. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. No amendment to this Agreement shall be valid and binding upon the parties hereto unless made in writing and signed by each of the parties hereto.

Section 7. Compliance with Certain Provisions under Illinois Insurance Code; Indemnification

(a)    If any Participating Subsidiary is placed into supervision, seizure, conservatorship, or receivership pursuant to Article XIII of the Illinois Insurance Code (215 Illinois Compiled Statutes 5) (the “Illinois Insurance Code”), each party acknowledges and agrees as follows:

(1)    All rights of such Participating Subsidiary under this Agreement, including under Section 3 herein, extend to the receiver or the Director to the extent permitted under the Illinois Insurance Code.

(2)    Such Participating Subsidiary’s records and data shall be identifiable and segregated from all other persons’ records and data or readily capable of segregation at no additional costs to the receiver or Director.

(3)    A complete set of records and data of such Participating Subsidiary will immediately be made available to the receiver or commissioner, shall be made available in a usable format, and shall be turned over to the receiver or Director immediately upon the receiver or commissioner’s request, and the cost to transfer such data to the receiver or commissioner shall be fair and reasonable.

(4)    In the case of any Participating Subsidiary being placed into supervision, seizure, conservatorship, or receivership pursuant to the Illinois Insurance Code, each other party to this Agreement will make available all employees essential to the operations of such Participating Subsidiary and the services associated therewith for the immediate continued performance of the essential services ordered or directed by the receiver or Director.

(b)    No party has an automatic right to terminate this Agreement if any other party is placed into supervision, seizure, conservatorship, or receivership pursuant to the Illinois Insurance Code.

(c)    Each party to this Agreement commits to provide any essential services provided for hereunder for a minimum of six (6) months following the termination of the Agreement, if any Participating Subsidiary is placed into supervision, seizure, conservatorship, or receivership pursuant to the Illinois Insurance Code as ordered or directed by the receiver or Director.

(d)    Each party to this Agreement commits to maintain any systems, programs or other infrastructure in connection with, or related to, this Agreement, notwithstanding supervision, seizure, or receivership pursuant to the Illinois Insurance Code as to any Participating Subsidiary,

and to make the same available to the receiver or Director as ordered or directed by the receiver or Director for so long as Loews continues to receive timely payment for post-receivership services rendered unless released by the receiver, Director, or supervising court.

(e)    In furtherance of the cooperation between the receiver and the affected guaranty association(s) and subject to the receiver’s authority over any party to the Agreement, if any Participating Subsidiary is placed into supervision, seizure, conservatorship, or receivership pursuant to the Illinois Insurance Code, and portions of the subject Participating Subsidiary’s policies or contracts are eligible for coverage by one or more guaranty associations, each other party’s commitments under this Section 7 will extend to such guaranty association(s).

(f)    Each party to this Agreement hereby agrees to indemnify and hold harmless any other party for any losses arising out of a breach of any provision of the Agreement, including the provisions of this Section 7, due to gross negligence or willful misconduct.

In Witness Whereof, the undersigned have executed this Amended and Restated Agreement as of the date first above written.

LOEWS/CNA HOLDINGS, INC.                ATTEST

By: /s/ Marc A. Alpert         By: /s/ Thomas Watson

Name: Marc A. Alpert     Name: Thomas Watson

Title: Senior Vice President and Secretary

CNA FINANCIAL CORPORATION            ATTEST

By: /s/ Amy Smith         By: /s/ Kathleen Sulikowski

Name: Amy Smith         Name: Kathleen Sulikowski
Title: Senior Vice President and Chief Accounting Officer

Attachment A
to
ACKNOWLEDGMENT TO INVESTMENT FACILITIES AND SERVICES AGREEMENT

This agreement among _________________ ("Participating Subsidiary"), CNA Financial Corporation ("CNA'') and Loews/CNA Holdings Inc. ("Loews") dated as of ________________ is an acknowledgment by a Participating Subsidiary to the Amended and Restated Investment Facilities and Services Agreement dated as of July 1, 2025, among CNA, the Participating Subsidiaries and Loews (which shall be referred to herein as the "Agreement" and this acknowledgment shall be referred to herein as the "Acknowledgment"). All capitalized terms which are not defined herein shall have the same meaning as they have in the Agreement. The Acknowledgment shall terminate without further action on the part of any party when Participating Subsidiary is no longer a subsidiary of CNA and Loews has been notified in writing of such change in status. Participating Subsidiary, CNA and Loews agree to be bound by all the terms of the Agreement except as stated otherwise in this Acknowledgment. The Acknowledgment shall be effective as of the date set forth above.

Upon reasonable notice, the Participating Subsidiary, or its designated representative, including but not limited to any applicable regulatory authority, shall have access at any reasonable time to inspect and audit the billing statements of Loews that pertain to the services provided under the Agreement, and it may make copies of any records pertaining thereto.

[NAME OF PARTICIPATING SUBSIDIARY]

By:

Title:

CNA FINANCIAL CORPORATION

By:

Title:

LOEWS/CNA HOLDINGS, INC.

By:

Title: